Exhibit 10.1

ASTRONOVA, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR ANNUAL COMPENSATION PROGRAM

This Amended and Restated Non-Employee Director Annual Compensation Program (the “Program”), effective as of February 1, 2019 (the “Effective Date”), sets forth the annual compensation payable to members of the Board of Directors (the “Board) of AstroNova, Inc. (the “Company”) who are not also officers or other employees of the Company (each a “Non-Employee Director” and collectively, the “Non-Employee Directors”) for their Service as members of the Board. Each Non-Employee Director who is eligible to receive an Award of Restricted Stock or a payment of cash under this Program is hereinafter referred to as a “Participant.” Capitalized terms used, but not otherwise defined, in this Program shall have the meanings set forth in the Company’s 2018 Equity Incentive Plan (the “Plan”).

1.    Eligibility and Participation.

(a)    A Non-Employee Director of the Company shall automatically become a Participant in the Program as of the later of (i) the Effective Date or (ii) the date of such person’s initial election to the Board. A Director who is an officer or other employee of the Company is not eligible to participate in the Program.

(b)    A Participant shall cease participation in the Program as of the date the Participant (i) fails to be re-elected to the Board, (ii) resigns or otherwise ceases to be a member of the Board or (iii) becomes an officer or other employee of the Company.

2.    Restricted Stock and Cash Awards.

(a)    Determination of Dollar Values. The dollar values of Awards of Restricted Stock and cash payments for each fiscal year of the Company shall be determined from time to time by resolution of the Compensation Committee of the Board (the “Compensation Committee”). Each such determination shall be binding under this Program without any amendment hereto. As used herein, the term “CC Determined Amount” shall refer to each such determination, as relevant and applied.

(b)    Restricted Stock Grants. On the first business day of fiscal year 2020, each Non-Employee Director of the Company shall automatically be granted an Award of a number of shares of Restricted Stock equal to thirty percent (30%) of the relevant CC Determined Amount for fiscal year 2020 divided by the Fair Market Value of the Company’s Stock on such day, rounded down to the nearest whole share. Thereafter on each day that a Non-Employee Director is re-elected to the Board, such Non-Employee Director shall automatically be granted an Award of a number of shares of Restricted Stock equal to the relevant CC Determined Amount for the fiscal year in which such re-election occurs divided by the Fair Market Value of the Company’s Stock on such day, rounded down to the nearest whole share. All Awards of Restricted Stock under this Program shall be deemed made under the Plan, and all such Awards shall be subject to all of the provisions of the Plan. In addition to the terms and conditions of the Plan, each such Award of Restricted Stock shall be subject to the terms and conditions of this Program.

(c)    Cash Payments. In addition to the grants of Restricted Stock specified in Section 2(a), commencing with the first fiscal quarter of fiscal year 2020 and for each fiscal quarter thereafter, while the Program is still in effect, on the date of the regular full meeting of the Board held in such quarter and with only one payment to be made with respect to each quarter, a Non-Employee Director shall automatically be paid in cash the following amounts:

(i)    each Non-Employee Director shall be paid an amount so that such Non-Employee Director receives a quarterly payment equal to twenty-five percent (25%) of the CC Determined Amount for serving as a Non-Employee Director for the relevant fiscal year;

(ii)    each Non-Employee Director serving as Chairman of the Board shall be paid an amount so that such Non-Employee Director receives a quarterly payment equal to twenty-five percent (25%) of the CC Determined Amount for serving as Chairman of the Board for the relevant fiscal year;

(iii)    each Non-Employee Director serving as the Lead Independent Director of the Company shall be paid an amount so that such Non-Employee Director receives a quarterly payment equal to twenty-five percent (25%) of the CC Determined Amount for serving as Lead Independent Director of the Company for the relevant fiscal year;

(iv)    each Non-Employee Director serving as Chairman of the Audit Committee shall be paid an amount so that such Non-Employee Director receives a quarterly payment equal to twenty-five percent (25%) of the CC Determined Amount for serving as Chairman of the Audit Committee for the relevant fiscal year;

(v)    each Non-Employee Director serving as Chairman of the Compensation Committee shall be paid an amount so that such Non-Employee Director receives a quarterly payment equal to twenty-five percent (25%) of the CC Determined Amount for serving as Chairman of the Compensation Committee for the relevant fiscal year;

(vi)    each Non-Employee Director serving as Chairman of the Nominating and Governance Committee shall be paid an amount so that such Non-Employee Director receives a quarterly payment equal to twenty-five percent (25%) of the CC Determined Amount for serving as Chairman of the Nominating and Governance Committee for the relevant fiscal year; and

(vii)    each Non-Employee Director serving as a member of a Committee of the Board, but not serving as Chairman of such Committee, shall be paid an amount so that such Non-Employee Director receives a quarterly payment equal to twenty-five percent (25%) of the CC Determined Amount for serving as a member of such Committee of the Board for the relevant fiscal year.

(d)    Proration. Notwithstanding the other provisions of this Program, if a person becomes a Non-Employee Director, Chairman of the Board, Lead Independent Director, Chairman of a Committee or a member of a Committee other than on the date of the Company’s annual meeting of shareholders in any fiscal year, such person shall receive an Award of Restricted Stock calculated in accordance with the provisions of Section 2(b), but appropriately prorated to reflect the number of days remaining from the date such person commences Service in such capacity until the date for the next annual meeting of shareholders as such date is set forth specifically in the Company’s bylaws and the total number of days in the fiscal year in which such next annual meeting of shareholders will occur. In addition, notwithstanding the other provisions of this Program, if a person becomes a Non-Employee Director, Chairman of the Board, Lead Independent Director, Chairman of a Committee or a member of a Committee other than on the first business day of a fiscal quarter of the Company, such person shall receive cash fees on (i) the date of the regular full meeting of the Board held in such quarter or (ii) if later the date such person commences Service in such capacity, calculated in accordance with Section 2(c), but appropriately prorated to reflect the number of days remaining in such fiscal quarter after such person commences such Service and the total number of days in such quarter.

(e)    Evidence of Restricted Stock Awards. Awards of Restricted Stock under this Program shall be evidenced by, and subject to the terms of, a Restricted Stock Agreement in a form approved by the Compensation Committee. Restricted Stock Agreements shall comply, as applicable, with and be subject to the terms of the Plan and this Program.

(f)    Sole Compensation. No Non-Employee Director shall receive cash compensation or meeting fees for such person’s Service as a Director, as Chairman of the Board, as Lead Independent Director, as Chairman of a Committee of the Board or Service on any Board Committee other than as set forth above. However, each Non-Employee Director will continue to receive reimbursement in accordance with the Company’s policies for appropriate expenses incurred in connection with Service as a member of the Board or any Committee thereof.

3.    Terms and Conditions.

(a)    Vesting. Restricted Stock received pursuant to the first sentence of Section 2(b) shall become fully vested on June 1, 2019, subject to the continuing Service of the holder of the Restricted Stock as a member of the Board. Except as set forth in the immediately preceding sentence, Restricted Stock received pursuant to the Program shall become fully vested on the first anniversary of the date of grant, subject to the continuing Service of the holder of the Restricted Stock as a member of the Board. If a Director’s Service as a member of the Board terminates other than for death or Disability, no further Restricted Stock will vest following the date of such termination, and all Restricted Stock which is unvested at the time of such termination will be forfeited. The foregoing notwithstanding, in the event of a Non-Employee Director’s death or Disability or a Change in Control of the Company during such Director’s Service as a member of the Board, all Restricted Stock granted under this Program to such Non-Employee Director which has not vested before such event shall become immediately vested and no longer subject to the restrictions on Transfer set forth in Section 3(b). The ownership by the relevant Non-Employee Director of the shares of Restricted Stock that have vested shall be evidenced by either (i) a stock certificate or (ii) a book entry or other appropriate electronic record, registered in the name of the holder. The Committee may, in its discretion, remove, modify or accelerate the release of restrictions on any Restricted Stock, including upon a Change in Control. The periods during which all or any Restricted Stock is subject to forfeiture as provided in this Section 3 is referred to herein as a “Restricted Period” with respect to such Restricted Stock.

(b)    Restrictions on Transfer. Other than as part of a Change in Control and except in the case of economic hardship of a particular Non-Employee Director, as determined by the Compensation Committee, while a Non-Employee Director is serving as Director of the Company, such Non-Employee Director may not sell, transfer, assign, pledge or otherwise encumber (collectively, “Transfer”) any stock of the Company received by the Non-Employee Director in connection with Service on the Board, as Chairman of the Board, as Lead Independent Director or as Chairman or a member of one of its Committees, whether such stock was granted under the Program, any predecessor program or otherwise, if such Non-Employee Director has not satisfied the requirements of any stock ownership guidelines established for Directors by the Board or if such Transfer would cause the Non-Employee Director to be out of compliance with any such guideline. The Company shall be entitled to maintain stop transfer orders with its stock transfer agent relating to, and affix restrictive legends to any stock certificates or make a restrictive notation with respect to any book entries representing, shares of stock of the Company received by a Non-Employee Director in connection with Service on the Board, as Chairman of the Board or as Chairman or a member of one of its Committees, whether such stock was granted under the Program, any predecessor program or otherwise. On the expiration or termination of a Restricted Period, the restrictions on Transfer set forth in this Section 3 shall nevertheless remain in effect with respect to the relevant Restricted Stock in accordance with the terms of the Program.

(c)    Voting Rights; Dividends. Subject to the other provisions of this Section 3, during the Restricted Period applicable to shares of Restricted Stock subject to a Restricted Stock Award held by a Non-Employee Director, the Non-Employee Director shall have all of the rights of a shareholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if any such dividends or distributions are paid in shares of Stock, such shares shall be subject to the same vesting schedule and restrictions on Transfer as the shares subject to the Restricted Stock Award with respect to which the dividends or distributions were paid.

(d)    Forfeiture of Restricted Stock. In the event of the forfeiture of any Restricted Stock, the Company shall reacquire such Restricted Stock without the payment of consideration in any form to such holder of such Restricted Stock, and the holder of such Restricted Stock shall unconditionally forfeit any right, title or interest to such Restricted Stock. Automatically and without action by any person, all forfeited Restricted Stock and certificates therefor shall be transferred and delivered to the Company. The Committee may, in its sole discretion, waive in writing the Company’s right to reacquire some or all of a holder’s Restricted Stock and any Restricted Stock subject to such a waiver will no longer be subject to forfeiture.

(e)    Taxes. Each Non-Employee Director will be fully liable for any federal, state or local taxes of any kind owed by him or her with regard to issuance of the Restricted Stock, whether owed at the time of issuance pursuant to the Non-Employee Director having made an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, or at the time that the Shares vest pursuant to the vesting schedule set forth in this Section 3.

(f)    Non-Forfeiture of Cash Payments. Cash payments made to any Non-Employee Director under Section 2 shall not be subject to forfeiture or refund if such Non-Employee Director ceases to serve in the capacity for which the payments were made hereunder for any reason.

4.    Administration. The Program shall be administered by the Compensation Committee of the Board. All questions of interpretation of the Program or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Program and such Award.

5.    Amendment or Termination. The Compensation Committee may terminate or amend this Program. The termination of the Program shall not affect outstanding Restricted Stock, whether or not vested. This Program amends and restates in its entirety the Astro-Med, Inc. Amended and Restated Non-Employee Director Annual Compensation Program, effective as of August 1, 2016, which shall be of no further force or effect on and after the Effective Date.

6.    Implied Consent. Every Participant, by acceptance of an Award under this Program, shall be deemed to have consented to be bound, on his or her own behalf and on behalf of his or her heirs, legal representatives, successors and assigns by all of the terms and conditions of this Program.

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